Exhibit 99.1

Company Release – 8/14/14

First Priority Financial Corp. Reports Second Quarter, 2014 Results.

MALVERN, Pa., August 14, 2014 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the three and six months ended June 30, 2014.

For the three months ended June 30, 2014, First Priority reported consolidated net income of $597 thousand compared to $55 thousand for the second quarter of 2013. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $121 thousand, was $476 thousand for the three months ended June 30, 2014, or $0.07 per basic and diluted common share. For the three months ended June 30, 2013, the net loss to common shareholders was $78 thousand, or $0.01 per basic and diluted common share after preferred dividends and net warrant amortization totaling $133 thousand. The results for 2013 included $413 thousand of merger related costs resulting from the merger with Affinity Bancorp, Inc. completed on February 28, 2013.

For the first six months of 2014, First Priority reported consolidated net income of $1.20 million compared to a net loss of $593 thousand for the same period of 2013, which included $1.21 million of merger related costs. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $248 thousand, was $950 thousand for the six months ended June 30, 2014, or $0.15 per basic and diluted common share, compared to a net loss to common shareholders of $859 thousand, or $0.16 per basic and diluted common share for the six months ended June 30, 2013, after preferred dividends and net warrant amortization totaling $266 thousand.

David E. Sparks, Chairman and CEO, commented: “In the current quarter, we continued to report a more consistent level of financial results which reflect the positive impact of the merger with Affinity Bancorp and, in particular, the benefits achieved through synergies and cost saves between the two companies.” Sparks continued: “Excluding merger related costs, we have achieved 12 consecutive quarters of positive operating results which were elevated to a higher level beginning in the fourth quarter of 2013 upon completion of our merger integration. In addition, our net interest margin has remained strong and the underlying credit quality of our loan portfolio continues to improve as reflected in the lower non-performing loans and non-performing assets ratios which have both declined below one percent, to 0.96% of total loans and 0.97% of total assets, respectively, as of June 30, 2014.”

Operating Results Highlights:

•	Total revenues in the second quarter of 2014 were $4.21 million, an increase of $198 thousand, or 4.9%, compared to $4.01 million in the second quarter of 2013. This positive variance resulted from an increase of $140 thousand, or 3.6% in net interest income from $3.85 million to $3.99 million, primarily resulting from growth of average interest earning assets of $21.4 million, or 5.4%, including increases in average loans of $13.4 million, or 4.0%, and growth of average investment securities of $12.0 million, or 22.4%. Net interest margin decreased 6 basis points from 3.90% during the second quarter of 2013 to 3.84% during the current quarter. When comparing those same periods, fee income from the wealth management business increased $48 thousand, fees related to bank owned life insurance added $25 thousand, while banking related fees and all other non-interest income declined $15 thousand.

For the six months ended June 30, 2014, total revenues were $8.19 million, an increase of $1.16 million, or 16.5%, from $7.03 million in the first six months of 2013. Net interest income increased 14.9%, or $1.01 million, to $7.76 million compared to $6.75 million when comparing these same periods and non-interest income increased $157 thousand from $278 thousand in 2013 to $435 thousand in the current year. Average interest earning assets for the first six months of 2014 increased $54.8 million, or 15.3%, including increases in average loans of $36.6 million, or 12.1%, and average investment balances of $21.8 million, or 50.7%, when compared to the prior year. The change in average balances when comparing the first six months of 2014 to 2013 was impacted by the acquisition of Affinity Bank effective February 28, 2013. Net interest margin remained relatively flat at 3.80% for the first six months of 2014 compared to 3.81% for the same period in 2013.

•	The provision for loan losses was $255 thousand in the second quarter of 2014, an increase of $80 thousand compared to $175 thousand recorded in the second quarter of 2013. The level of provision is impacted by the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. Total loans increased $27.1 million in the current quarter compared to $1.7 million in the second quarter of 2013. Net charge-offs for the current quarter totaled $237 thousand compared to $511 thousand for the same period of 2013.

For the six months ended June 30, 2014, the provision for loan losses increased $20 thousand from $340 thousand in 2013 to $360 thousand in the current year.

•	Non-interest expenses were $3.35 million in the second quarter of 2014, a decrease of $431 thousand, or 11.4% from the second quarter of 2013 expenses of $3.78 million. Excluding merger related costs totaling $413 thousand recorded in the second quarter of 2013, operating expenses declined $18 thousand between the periods.

For the six months ended June 30, 2014, non-interest expenses were $6.62 million in 2014, a decrease of $665 thousand, or 9.1% from $7.28 million the same period in 2013. Excluding merger related costs totaling $1.21 million recorded in 2013, operating expenses increased $545 thousand between the periods. Of this increase, approximately $275 thousand in incremental salaries and benefits and $141 thousand in occupancy costs are related to the additional staffing and branch offices resulting from the merger with Affinity with combined results beginning March 2013.

Balance Sheet and Capital Highlights:

•	Loans outstanding were $362.8 million at June 30, 2014, an increase of $27.1 million, or 8.1% from $335.7 million at December 31, 2013. Included in the current year loan growth are $15.3 million of purchased residential real estate loans located within First Priority’s markets which were underwritten to the same standards as used for loans that the Company originates for its own portfolio.

•	The investment portfolio totaled $66.7 million at June 30, 2014, compared to $89.6 million at December 31, 2013. As of June 30, 2014 and December 31, 2013, $52.2 million and $78.6 million of investments, respectively, were classified as available for sale while $14.5 million and $11.0 million, respectively, were classified as held to maturity. The Company’s investment portfolio included $25 million of short-term government agency securities as of December 31, 2013 which matured in January 2014.

•	Total assets were $456.9 million at June 30, 2014 compared to $446.1 million at December 31, 2013.

•	Deposits totaled $353.7 million at June 30, 2014 compared to $357.4 million at December 31, 2013, a decrease of $3.7 million, or 1.0%, primarily related to a decline in interest bearing demand accounts, money market deposit accounts and savings accounts offset by an increase in non-interest bearing demand accounts and time deposits. Of the total deposits at June 30, 2014, $186.3 million, or 53% of total deposits, are core deposits consisting of demand, money market and savings deposits.

•	The capital position of First Priority remains strong with regulatory capital ratios exceeding all requirements for First Priority Bank to be classified as “well capitalized” under capital adequacy guidelines. The Bank’s total risk based capital ratio as of June 30, 2014 was 12.53%.

•	Total shareholders’ equity for the Company was $44.6 million at June 30, 2014, compared to $42.4 million at December 31, 2013. The enhanced capital position is attributable to net income of $1.2 million for the six months ended June 30, 2014 and $1.1 million due to lower net unrealized losses on investment securities available for sale. These increases were partially offset by preferred dividends paid of $240 thousand. The period end equity to assets ratio was 9.76%, book value and tangible book value per common share at June 30, 2014 were $5.46 and $4.97, respectively, and tangible common equity to tangible assets was 7.06% as of this same date.

Asset Quality Highlights:

•	The allowance for loan losses was $2.2 million and $2.3 million as of June 30, 2014 and December 31, 2013, respectively, which represented 0.62% and 0.68% of total loans outstanding at such dates. Under acquisition accounting rules, all acquired loans are recorded on acquisition date at current fair values, including a discount related to potential credit impairment. Accordingly, the carryover of an allowance for loan losses is prohibited as any potential credit losses are initially included in the determination of the fair value. Generally, the allowance for loan losses is available only for loans originated by First Priority prior to and after the consummation of the merger. As of June 30, 2014 and December 31, 2013, the balance of all credit related fair value adjustments related to acquired loans totaled $1.8 million and $2.3 million, respectively, and when combined with the allowance for loan losses would equate to 1.10% and 1.36%, respectively, of total loans outstanding.

•	Total non-performing loans were $3.5 million, or 0.96% of total loans outstanding, and $4.3 million, or 1.27% of total loans outstanding, as of June 30, 2014 and December 31, 2013, respectively. Total non-performing assets, totaled $4.4 million, or 0.97% of total assets, as of June 30, 2014, compared to $5.3 million, or 1.18% of total assets as of December 31, 2013. Net charge-offs for the Company totaled $396 thousand for the six months ended June 30, 2014 compared to $571 thousand for the same period in 2013.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $456.9 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its ten offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income	$4,686	$4,675	$9,160	$8,365
Interest expense	693	822	1,405	1,615

Net interest income	3,993	3,853	7,755	6,750
Provision for loan losses	255	175	360	340

Net interest income after provision for loan losses	3,738	3,678	7,395	6,410
Non-interest income	216	158	435	278
Non-interest expenses	3,350	3,781	6,616	7,281

Income (loss) before income tax expense	604	55	1,214	(593)
Federal income tax expense	7	—	16	—

Net income (loss)	$597	$55	$1,198	$(593)
Preferred dividends, including net amortization	121	133	248	266

Income (loss) to common shareholders	$476	$(78)	$950	$(859)

Basic earnings (loss) per common share	$0.07	$(0.01)	$0.15	$(0.16)
Fully diluted earnings (loss) per common share	$0.07	$(0.01)	$0.15	$(0.16)
Weighted average common shares outstanding:
Basic	6,439	6,328	6,439	5,290
Diluted	6,439	6,328	6,439	5,290
Net interest margin	3.84%	3.90%	3.80%	3.81%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

Unaudited (In thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$14,316	$11,248
Investment securities	66,669	89,599
Residential mortgage loans held for sale	200	—
Loans receivable	362,789	335,737
Less: allowance for loan losses	2,237	2,273

Net loans	360,552	333,464
Premises and equipment, net	2,437	2,533
Bank owned life insurance	3,042	—
Goodwill and other intangibles	3,170	3,219
Other assets	6,509	6,025

Total assets	$456,895	$446,088

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$353,723	$357,420
Borrowings	57,242	44,625
Other liabilities	1,349	1,651

Total liabilities	412,314	403,696
Shareholders’ equity	44,581	42,392

Total liabilities and shareholders’ equity	$456,895	$446,088

First Priority Financial Corp.

Selected Financial Data

(Unaudited, in thousands, except per share data)

	June 30,	December 31,
	2014	2013
Period End Balance Sheet Ratios
Loan to deposit ratio	102.6%	93.9%
Equity to assets	9.76%	9.50%
Tangible common equity/Tangible assets	7.06%	6.72%
First Priority Bank total risk based capital ratio	12.53%	12.90%
Book value per common share	$5.46	$5.12
Tangible book value per common share	$4.97	$4.62
Selected Asset Quality Balances
Non-performing loans	$3,474	$4,276
Other real estate owned	861	914
Repossessed assets	85	75

Total non-performing assets	$4,420	$5,265

Selected Asset Quality Ratios
Non-performing loans as a percentage of total loans	0.96%	1.27%
Non-performing assets as a percentage of total assets	0.97%	1.18%
Allowance for loan losses as a percentage of total loans	0.62%	0.68%

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